Exhibit 99.2 Press Release of 5-31-06

Chembio to Participate in the United Nations High Level Meetings on AIDS

MEDFORD, N.Y. - May 31, 2006 - Lawrence Siebert, President and CEO of Chembio Diagnostics, Inc. (OTCBB:CEMI), was selected as a private sector delegate to the United Nation’s High Level Meetings on AIDS to be held on May 31st - June 2nd, 2006 in New York. This is the first time that the private sector has been incorporated into the United Nation’s High Level Meetings, with representation in plenary meetings, panel discussions, round tables, and interactive hearings.

The meetings are a follow-up on the implementation of the Declaration of Commitment on HIV/AIDS, adopted by UN Member States in 2001 at the UN General Assembly Special Session on HIV. The UN Secretary-General will present a report to the General Assembly on progress toward realizing the targets set out in the Declaration. The meeting will also identify common challenges to scaling up and sustaining national AIDS responses. Member States will consider recommendations on how to scale up HIV prevention, care and support with the aim of coming as close as possible to the goal of universal access to treatment by 2010 for all those who need it. Additional information about the meetings can be found at www.un.org/ga/aidsmeeting2006.

Mr. Siebert commented, “It is an honor to be able to participate in these meetings and work with the United Nations to help combat AIDS. Access to treatment is increasing but treatment goals have yet to be reached. Rapid HIV tests can identify those that are in need of treatment and therefore help achieve those goals.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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